Exhibit 1.01

October 20, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K for the event that occurred on October 14, 2020, to be filed by our former client, SC Worx, Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ WithumSmith+Brown, PC